Exhibit 99.1

For Release: 7:30 a.m. EDT	Contacts: Julie S. Ryland
Monday, September 12, 2011	205.326.8421

Energen Adds to Hedge Positions in 2012-2014

BIRMINGHAM, Ala. – Energen Corporation (NYSE: EGN) announced today that its oil and gas exploration and production subsidiary, Energen Resources Corporation, has hedged an additional 960,000 barrels of its estimated oil production in 2012 and 480,000 barrels of its estimated oil production in both 2013 and 2014, all at NYMEX prices over $91 per barrel.

Energen is an active and long-time practitioner of using commodity derivative contracts to manage its exposure to price volatility. Historically, these derivatives (or hedges), as applied to production in future years, have qualified for cash flow hedge accounting treatment, with realized gains and losses recognized in production revenues when the forecasted transactions occurred.

Energen Resources’ latest hedges mark a change in the company’s practice, as these derivative transactions for production in future years do not qualify for cash flow hedge accounting. This change allows the company to enter into valid economic hedges for production in future years that is not currently flowing. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

“As we invest record capital to drill and develop our extensive Permian Basin leasehold in the Wolfberry play and the 3rd Bone Spring, Avalon shale, and Wolfcamp trends, we want to provide additional protection for our cash flows beyond that allowed by our previous practice,” said Energen Chairman and CEO James McManus. “This will help ensure that we can implement our capital programs in 2012 and 2013 and generate attractive returns and double-digit production growth.”

Energen’s total hedge positions for 2012, 2013, and 2014 are as follows:

2012

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Natural Gas	40.5 Bcf	75.0 - 81.0 Bcf	$4.99/Mcf
Oil	5.5 MMBO	8.0 - 8.5 MMBO	$87.09/barrel
NGL	39.9 MMgal	105.0 - 126.0 MMgal	$0.86/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2012 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.5	$0.35 per Mcf	$4.95 per Mcf
NYMEX	11.0	—	$5.07 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	3,124	$3.00 per barrel	$83.20 per barrel
NYMEX	2,363	—	$92.23 per barrel

2013

Energen Resources’ hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Natural Gas	33.9 Bcf	78.0 - 84.0 Bcf	$5.25/Mcf
Oil	4.2 MMBO	9.0 - 9.5 MMBO	$88.70/barrel
NGL	35.2 MMgal	126.0 - 147.0 MMgal	$1.02/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2013 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.1	$0.35 per Mcf	$5.23 per Mcf
NYMEX	8.8	—	$5.30 per Mcf
Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,768	$4.00 per barrel	$86.34 per barrel
NYMEX	1,419	—	$93.31 per barrel

2014

Energen Resources’ hedge position for 2014 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	19.8 Bcf	$5.55/Mcf
Oil (NYMEX)	3.7 MMBO	$90.04/barrel

Energen Resources’ natural gas hedge position by hedge type for 2014 is as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	16.8	$0.35 per Mcf	$5.52 per Mcf
NYMEX	3.0	—	$5.72 per Mcf

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 900 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the San Juan and Permian basins. For more information, go to http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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